EX-16.4.a

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), is made as of this 5th day of August, 2019, by and between Nationwide Mutual Funds (the “NMF Trust”), a statutory trust created under the laws of the State of Delaware, with its principal place of business at One Nationwide Plaza, 5-02-210, Columbus, OH 43215, with respect to the Nationwide Dynamic U.S. Growth Fund (hereinafter the “Acquiring Fund”), a series of the NMF Trust, and BNY Mellon Growth and Income Fund, Inc. (formerly known as the “Dreyfus Growth and Income Fund, Inc.”), a corporation created under the laws of the State of Maryland, with its principal place of business at 240 Greenwich Street, New York, NY 10286 (hereinafter the “Target Fund”).  The NMF Trust, with respect to the Acquiring Fund, and the Target Fund are hereinafter collectively referred to as the “parties.”  Other than the Target Fund and the Acquiring Fund, no other series of either the Target Fund or the NMF Trust are subject to this Agreement.  Nationwide Fund Advisors, a Delaware statutory trust (“NFA”), BNY Mellon Investment Adviser, Inc. (formerly known as “The Dreyfus Corporation”), a New York corporation (“BNYM Adviser”), and Mellon Investments Corporation (“Mellon”), a Delaware corporation, each join this Agreement solely for the purposes of Section 10.

Target Fund shareholders are to be issued the following class of shares of beneficial interest, without par value, of the Acquiring Fund (“Acquiring Fund Shares”) pursuant to the Reorganization (as defined below):

Target Fund	Acquiring Fund
Common Shares	Eagle Class Shares

PLAN OF REORGANIZATION

This Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Section 368(a)(1) of the United States Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder.  The reorganization of the Target Fund into the Acquiring Fund (the “Reorganization”) will consist of: (i) the acquisition by the NMF Trust on behalf of the Acquiring Fund of all of the Assets (as defined in Section 1(a) below) of the Target Fund in exchange for both Acquiring Fund Shares and the assumption by the NMF Trust with respect to the Acquiring Fund of the Liabilities (as defined in Section 1(a) below) of the Target Fund; (ii) the distribution by the Acquiring Fund of Acquiring Fund Shares to the shareholders of the Target Fund according to their respective interests in the Target Fund in complete liquidation of the Target Fund; and (iii) the liquidation and, as soon as practicable after the closing (as referenced in Section 3 hereof and hereinafter called the “Closing”), the termination of the Target Fund, all upon and subject to the terms and conditions of this Agreement hereinafter set forth.

AGREEMENT

 In order to consummate the Reorganization, and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:

1.	Sale and Transfer of Assets and Liabilities, and Termination of the Target Fund

(a) Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the NMF Trust herein contained, the Target Fund will sell, assign, convey, transfer and deliver to the NMF Trust, for the Acquiring Fund, at the Closing, all of the assets, including, without limitation, all portfolio securities, cash, cash equivalents, commodities, interests in futures and other financial instruments, claims (whether absolute or contingent, known or unknown), receivables (including dividends or interest and other receivables), any deferred or prepaid expenses, or any other assets of the Target Fund (“Assets”) as of the close of business (which hereinafter shall be, unless otherwise noted, the regular close of business of the New York Stock Exchange, Inc. (“NYSE”)) (“Close of Business”) on the business day immediately preceding the Effective Date of the Reorganization (as such term is defined in Section 3(a) hereof) (the “Valuation Date”), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary (1) to pay the Target Fund’s costs and expenses, if any, of restructuring its portfolio in connection with the Reorganization, which costs and expenses shall be established on the books of the Target Fund as liability reserves subject to Section 10; (2) subject to clause (3), to discharge all of the Target Fund’s Liabilities (as defined below) on its books at the Close of Business on the Valuation Date including, but not limited to, its income dividends and capital gains distributions, if any, payable for any period prior to, and through, the Close of Business on the Valuation Date, and excluding those Liabilities that would otherwise be discharged at a later date in the ordinary course of business; and (3) to pay such contingent Liabilities as the directors of the Target Fund shall reasonably deem to exist against the Target Fund, if any, at the Close of Business on the Valuation Date, for which contingent and other appropriate liability reserves shall have been established on the books of the Target Fund.  “Liabilities” shall mean all of the Target Fund’s liabilities, debts, obligations and duties of any nature, whether accrued, absolute, contingent, unknown, or otherwise which have not been discharged by the Target Fund prior to the Closing (including, but not limited to, those reflected in the unaudited statement of assets and liabilities to be provided under Section 4(g) and 7(h) of this Agreement).  To the extent that any Liabilities of the Target Fund, whether known or unknown, are not discharged on or prior to the Valuation Date, the Acquiring Fund shall assume any and all such Liabilities (excluding the expenses borne by BNYM Adviser or NFA pursuant to Section 10 of this Agreement).

Subject to the terms and conditions of this Agreement, and in reliance on the representations and warranties of the Target Fund herein, the NMF Trust agrees that at the Closing (i) the Acquiring Fund shall assume the Liabilities of the Target Fund existing on or after the Effective Date of the Reorganization (as defined in Section 3(a) hereof) and which have not been discharged by the Target Fund prior to the Closing as provided in this Section 1(a), and shall thereafter pay such Liabilities when due; and (ii) the NMF Trust shall deliver to the Target Fund the number of full and fractional Acquiring Fund Shares, determined by dividing the net asset value of the Assets to be acquired by the Acquiring Fund, computed pursuant to Section 2(a) below, by the net asset value per share (“NAV”) of the Acquiring Fund as of the Close of Business on the Valuation Date.  The Acquiring Fund Shares received shall be distributed pro rata to the shareholders of the Target Fund of record as of the Close of Business on the Valuation Date.

(b) In order to effect the delivery of Acquiring Fund Shares described in Section 1(a)(ii) hereof, the NMF Trust will establish an open account of the Acquiring Fund for each record shareholder of the Target Fund and, on the Effective Date of the Reorganization, will credit to such account the full and fractional Acquiring Fund Shares received by each such record shareholder as described in Section 1(a).  Fractional shares of the Target Fund are, and fractional shares of the

Acquiring Fund will be, carried to the third decimal place.  Simultaneously with the crediting of Acquiring Fund Shares to the shareholders of record of the Target Fund, the shares of the Target Fund held by such shareholders shall be cancelled.  As soon as practicable following the Closing, the Target Fund shall terminate, and all issued and outstanding shares of the Target Fund simultaneously will be cancelled on the books of the Target Fund and will be null and void.

(c) [Reserved]

(d) At the Closing, each shareholder of record of the Target Fund as of the record date (the “Distribution Record Date”), with respect to any unpaid dividends and other distributions that were declared prior to the Closing, shall have the right to receive such unpaid dividends and distributions with respect to the shares of the Target Fund that such person had on such Distribution Record Date.

(e) Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Target Fund’s shares on the books and records of the Target Fund as of the Effective Date of the Reorganization, as a condition of such issuance and transfer, shall be paid by the person to whom the Acquiring Fund Shares are to be issued and transferred.

2.	Valuation

(a) The net asset value of the Assets to be acquired by the Acquiring Fund hereunder shall be computed as of the Close of Business on the Valuation Date by the administrator of the Acquiring Fund by calculating the value of the Assets and subtracting therefrom the amount of the Liabilities using the valuation procedures established by the Board of Trustees of the NMF Trust and described in the Acquiring Fund’s currently effective prospectus and statement of additional information (“Acquiring Fund Valuation Procedures”); provided, however, that such computation is consistent with the valuation procedures of the Target Fund and in the event of any inconsistency, the parties hereto shall confer and mutually agree on the valuation.  In the event that valuation of the Target Fund’s assets using the NMF Trust’s Valuation Procedures would result in a valuation difference or the diminution in value of shares of either the Target Fund or the Acquiring Fund, the Reorganization will not be consummated, unless NFA and BNYM Adviser, subject to their discretion and mutual agreement, elect to contribute such funds, as necessary and appropriate, to resolve any diminution in value of the Target Fund Shares or the Acquiring Fund Shares.

All computations of value of the Assets of the Target Fund to be acquired by the Acquiring Fund shall be made by or under the direction of the Target Fund’s and the Acquiring Fund’s respective accounting agent in accordance with its regular practice and the requirements of the 1940 Act.  Such computations shall be evaluated by BNYM Adviser and shall be subject to review by the Target Fund’s and Acquiring Fund’s respective transfer agent and independent registered public accounting firm.

(b) The NAV of Acquiring Fund Shares shall be determined to the nearest full cent as of the Close of Business on the Valuation Date, using the Acquiring Fund’s Valuation Procedures.

3.	Closing and Valuation Date

(a) The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets of the Target Fund to the NMF Trust, for the Acquiring Fund, in exchange for the assumption by the Acquiring Fund of the Liabilities of the Target Fund; and (ii) the issuance and delivery of Acquiring

Fund Shares in accordance with Section 1(a), together with related acts necessary to consummate such transactions.  Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Target Fund at which this Agreement is considered and approved, the Closing shall occur on December 13, 2019 or such other date as the officers of the parties may mutually agree (“Closing Date”), and shall be effective as of 9:00 a.m. Eastern Daylight Time or Eastern Standard Time, as applicable, on the Closing Date (“Effective Date of the Reorganization”).  The Closing shall take place at the principal office of the NMF Trust at approximately 9:00 a.m. Eastern Daylight Time or Eastern Standard Time, as applicable, on the Closing Date, or such other time or place as the officers of the parties may mutually agree.

(b) Notwithstanding anything herein to the contrary, in the event that on the Valuation Date (i) the NYSE shall be closed to trading or trading thereon shall be restricted or (ii) trading or the reporting of trading on the NYSE or such other exchange or market where the Target Fund’s assets are traded shall be disrupted so that, in the reasonable judgment of the NMF Trust or Target Fund, accurate appraisal of the value of the net assets of the Target Fund is impracticable, the Valuation Date shall be postponed until the first business day after the day when trading on the NYSE shall have been fully resumed without restriction or disruption, reporting shall have been restored and accurate appraisal of the value of the net assets of the Target Fund is practicable in the reasonable judgment of the NMF Trust and Target Fund.

(c) The Target Fund shall provide, as of the Closing, for delivery of the Assets of the Target Fund to be transferred to the custodian of the Acquiring Fund (the “Custodian”) for the account of the Acquiring Fund.  Portfolio securities of the Target Fund shall be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers and in accordance with applicable law.  All cash being delivered shall be transferred to the account of the Acquiring Fund at the Custodian in a manner agreed to by the parties.  Also, the Target Fund shall deliver at the Closing a list (which may be in electronic form) of names and addresses of the shareholders of record of the Target Fund, and the number of full and fractional shares of common stock owned by each such shareholder, indicating thereon which such shares are represented by outstanding certificates, if any, and which by book-entry accounts, all as of the Close of Business on the Valuation Date, certified by its transfer agent, or by its President or Vice President to the best of their knowledge and belief.  If the Target Fund is unable to make such delivery on the Closing Date in the manner contemplated by this Section for the reason that any of such securities or other investments purchased prior to the Closing Date have not yet been delivered to the Target Fund or its broker, then the Acquiring Fund may, in its sole discretion, waive the delivery requirements of this Section with respect to said undelivered securities or other investments if the Target Fund has, by or on the Closing Date, delivered to the Acquiring Fund or its Custodian executed copies of an agreement of assignment and escrow and due bills executed on behalf of said broker or brokers, together with such other documents as may be required by the Acquiring Fund or its Custodian, such as brokers’ confirmation slips.

(d) The NMF Trust shall issue and deliver a certificate or certificates providing evidence satisfactory to the Target Fund in such manner as the Target Fund may reasonably request that Acquiring Fund Shares to be delivered at the Closing have been registered in open accounts of the Acquiring Fund on the books of the NMF Trust.

(e) Each of the Target Fund and the NMF Trust shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of Assets and assumption of Liabilities and liquidation contemplated in this Agreement.

4.	Representations and Warranties by the Target Fund

The Target Fund represents and warrants to the NMF Trust that:

(a) The Target Fund is a corporation created under the laws of the State of Maryland on November 15, 1991, and is validly existing and in good standing under the laws thereunder.  The Target Fund is duly registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing and all of the shares of the Target Fund issued and outstanding have been offered and sold pursuant to an effective registration statement filed under the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, except for any shares sold pursuant to the private offering exemption for purposes of raising initial capital and in compliance with all applicable registration requirements of state securities laws, including blue sky laws.

(b) The Target Fund is authorized to issue 300,000,000 shares of common stock, each having a par value of $0.001.  Each outstanding share of the Target Fund is validly issued, fully paid, non-assessable, has full voting rights, and is freely transferable.

(c) The current prospectus and statement of additional information of the Target Fund conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, and do not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Target Fund currently is in compliance in all material respects with the applicable investment policies and restrictions set forth in the Target Fund’s prospectus and statement of additional information.  To the best of the Target Fund’s knowledge, the value of the net assets of the Target Fund currently is determined, and since its organization has been determined, using portfolio valuation methods that comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of the Target Fund, each as of such time that the applicable rules, regulations or policies were in effect, or the Target Fund has taken any action necessary to remedy any prior failure to use such valuation methods that comply in all material respects with such laws, rules, regulations or policies.  There have been no known miscalculations of the net asset value of the Target Fund or the NAV of the Target Fund which would have a material adverse effect on the Target Fund at the time of this Agreement or on the Target Fund’s properties or assets at the time of this Agreement.

(d) The financial statements appearing in the Target Fund’s Annual Report to Shareholders for its most recently completed fiscal year, audited by Ernst & Young LLP, copies of which have been delivered to the NMF Trust, and any subsequent unaudited financial statements of the Target Fund provided to the NMF Trust prior to the Closing, fairly present the financial position of the Target Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis (with the exception, in the case of the unaudited financial statements, of the omission of footnotes).

(e) The Target Fund has no known Liabilities of a material nature other than those shown as belonging to it on its statement of assets and liabilities as of the Close of Business on the Valuation Date, those incurred pursuant to this Agreement and those incurred in the ordinary course of the Target Fund’s business as an investment company since such Valuation Date.  Prior to the Effective Date of the Reorganization, the Target Fund will advise the NMF Trust of all known Liabilities incurred by the Target Fund subsequent to the date hereof, whether or not incurred in the ordinary course of business.

(f) The books and records of or relating to the Target Fund (including all books and records required to be maintained under the 1940 Act and the Code and the rules and regulations under the 1940 Act and the Code) made available to the NMF Trust and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the Target Fund.

(g) The statement of assets and liabilities of the Target Fund to be furnished by the Target Fund as of the Close of Business on the Valuation Date for the purpose of determining the number of Acquiring Fund Shares to be issued pursuant to Section 1(a) hereof will accurately reflect the NAV of the Target Fund and each of the outstanding shares of common stock of the Target Fund, as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.  The Target Fund has no known Liabilities of a material amount, contingent or otherwise, other than those shown on the statement of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Target Fund’s most recently completed fiscal year.

(h) At the Closing, the Target Fund will have good and marketable title to all of the securities and other assets shown on the statement of assets and liabilities referred to in subsection (g) above, free and clear of all liens or encumbrances of any nature whatsoever, except liens or encumbrances of which the Acquiring Fund has received written notice and such restrictions as might arise under the 1933 Act with respect to privately placed or otherwise restricted securities that it may have acquired in the ordinary course of business.

(i) The Target Fund has the necessary power and authority to conduct its business as such business is now being conducted.

(j) The Target Fund is not a party to, or obligated under any provision of, its Articles of Incorporation, as amended (the “Target Fund Articles”), Bylaws, as amended (the “Target Fund Bylaws”), or any material contract or any other material commitment or obligation with respect to the Target Fund that is listed on Part C of the Target Fund’s current registration statement (collectively, “Target Fund Material Agreements”), and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.

(k) The Target Fund is not a party to any litigation or administrative proceeding or investigation of or before any court or governmental body that is pending or, to the Target Fund’s knowledge, threatened against the Target Fund or any of the Target Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Target Fund’s business.  The Target Fund is not a party to, or subject to the provisions of, any order, decree or judgment of any court or governmental body that materially and adversely affects the Target Fund’s business or the Target Fund’s ability to consummate the transactions herein contemplated.  The

Target Fund does not know of any facts that would reasonably be expected to form the basis for the institution of proceedings that would materially and adversely affect the Target Fund’s financial condition, the conduct of its business, or its ability to consummate the transactions herein contemplated.

(l) The Target Fund has full power and authority to enter into and perform its obligations under this Agreement, subject to approval by the shareholders of the Target Fund.  Except as provided in the immediately preceding sentence, the execution, delivery and performance of this Agreement have been validly authorized by the Board of Directors of the Target Fund.  This Agreement and all other necessary corporate action on the part of the Target Fund, executed and delivered by the Target Fund, constitute legal, valid and binding obligations of the Target Fund, enforceable against it in accordance with the terms of this Agreement, subject as to enforcement to the effect of bankruptcy, insolvency, reorganization, arrangement among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(m) The Target Fund is not under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(n) The Target Fund has no unamortized or unpaid organizational fees or expenses.

(o) The Target Fund has elected to be treated as a regulated investment company (“RIC”) for federal income tax purposes under Part I of Subchapter M of the Code.  The Target Fund (i) is a “fund” as defined in Section 851(g)(2) of the Code; (ii) has qualified for treatment as a RIC for each taxable year since its inception ending before the Closing and will maintain such qualification at all times through the Closing; (iii) for each such taxable year (or portion thereof) has been eligible to compute its federal income tax under Section 852 of the Code; (iv) has not had any earnings or profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply; and (v) the consummation of the transaction contemplated by this Agreement will not cause the Target Fund to fail to be qualified as a RIC as of the Closing.  The Target Fund has not changed its taxable year end since its inception and it does not intend to change its taxable year end prior to the Closing.  The Target Fund has not had at any time since its inception (and will not have as of the Closing Date) any material tax liability under Sections 852 or 4982 of the Code for any period ended on or before the Closing Date.

(p) The Target Fund has duly and timely filed all Tax (as defined below) returns and reports (including, but not limited to, information returns), that are required to be filed by the Target Fund on or before the Closing.  All such returns and reports are true, correct and complete as of the time of their filing, and accurately state the amount of Tax (if any) owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income or other information required to be reported by the Target Fund.  The Target Fund has paid or made provision and properly accounted for all Taxes (as defined below) due or properly shown to be due on such returns and reports.  The amounts set up as provisions for Taxes in the books and records of the Target Fund as of the Close of Business on the Valuation Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent, known or unknown or otherwise, which were or which may be payable by the Target Fund for any periods or fiscal years prior to and including the Close of Business on the Valuation Date, including, but not limited to, all Taxes imposed before or after the Close of Business on the Valuation

Date that are attributable to any such period or fiscal year.  No return filed by the Target Fund is currently being audited by the Internal Revenue Service or by any state or local taxing authority.  There are no known actual or proposed deficiency assessments with respect to any Taxes payable by the Target Fund.  To the Target Fund's knowledge, no claim has ever been made by a taxing authority in a jurisdiction where the Target Fund does not file a Tax return or report that the Target Fund is or may be subject to taxation in that jurisdiction.  As used in this Agreement, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto.  There are no levies, liens or encumbrances relating to Taxes existing or pending or, to the knowledge of the Target Fund, threatened with respect to the Assets of the Target Fund.

(q) The Target Fund does not directly own any “converted property” (as that term is defined in Treasury Regulation Section 1.337(d)-7T(a)(2)) that is subject to the rules of Section 1374 of the Code as a consequence of the application of Section 337(d)(1) of the Code and the Treasury Regulations thereunder.

(r) The Target Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of common stock, including, but not limited to, those related to shareholder cost basis reporting pursuant to Sections 1012, 6045, 6045A and 6045B of the Code and related Treasury regulations, and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all Taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.

(s) The Target Fund has not been granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax return that is outstanding, nor has any request for such waiver or consent been made with respect to any such Taxes or Tax return.

(t) The Target Fund has not received written notification from any tax authority that asserts a position contrary to any of the above representations set forth in paragraphs (m) through (s) of this Section 4.

(u) [Reserved]

(v) All information provided or identified in writing by the Target Fund to the NMF Trust in response to formal due diligence requests relating to the Target Fund are true and correct in all material respects and contain no material misstatements or omissions with respect to the operation of the Target Fund as of the date hereof.

(w) Since the last day of the Target Fund’s most recently completed fiscal year, there has not been any material adverse change in the Target Fund’s financial condition, assets, obligations or business (other than changes occurring in the ordinary course of business), or any incurrence by the Target Fund of indebtedness, except as disclosed in writing to the NMF Trust.  For the purposes of this subparagraph, distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business.

5.	Representations and Warranties by the NMF Trust

The NMF Trust represents and warrants to the Target Fund that:

(a) The NMF Trust is a statutory trust created under the laws of the State of Delaware on September 1, 2004, and is validly existing and in good standing under the laws of that State.  The NMF Trust, of which the Acquiring Fund is a separate series of shares of beneficial interest, is duly registered under the 1940 Act as an open-end, management investment company.  Such registration is in full force and effect as of the date hereof and will be in full force and effect as of the Closing.  The NMF Trust is a registered open-end management investment company and its registration with the Commission as an investment company under the 1940 Act is in full force and effect.

(b) The NMF Trust is authorized to issue an unlimited number of Acquiring Fund Shares without par value.  The Acquiring Fund Shares to be issued pursuant to Section 1 hereof will, upon their issuance, be validly issued, fully paid, non-assessable and freely transferable and have full voting rights.

(c) At the Closing, the Acquiring Fund Shares to be issued pursuant to this Agreement will be eligible for offering to the public in those states of the United States and jurisdictions in which the shares of the Target Fund are currently eligible for offering to the public, and there will be an unlimited number of Acquiring Fund Shares registered under the 1933 Act such that there is a sufficient number of such shares to permit the transfers contemplated by this Agreement to be consummated.

(d) The NMF Trust has the necessary power and authority to conduct its business and the business of the Acquiring Fund.

(e) The NMF Trust is not a party to, or obligated under, any provision of its Certificate of Trust, Second Amended and Restated Agreement and Declaration of Trust, as amended (the “NMF Declaration of Trust”), Second Amended and Restated Bylaws (the “NMF Bylaws”), or any material contract or any other material commitment or obligation with respect to the Acquiring Fund that is listed on Part C of the Acquiring Fund’s current registration statement (collectively, “NMF Material Agreements”), and is not subject to any order or decree, that would be violated by its execution of or performance under this Agreement.

(f) The NMF Trust is not a party to any litigation or administrative proceeding or investigation of or before any court or governmental body that is pending or, to the NMF Trust’s knowledge, threatened against the NMF Trust, with respect to the Acquiring Fund, or any of the Acquiring Fund’s properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Acquiring Fund’s business.  The NMF Trust, with respect to the Acquiring Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquiring Fund’s business or the NMF Trust’s ability to consummate the transactions herein contemplated on behalf of the Acquiring Fund.  The NMF Trust, with respect to the Acquiring Fund, does not know of any facts that would reasonably be expected to form the basis for the institution of proceedings that would materially and adversely affect the Acquiring Fund’s financial condition or the conduct of its business or its ability to consummate the transaction herein contemplated.

(g) The NMF Trust, on its own behalf and with respect to the Acquiring Fund, has full power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement have been validly authorized by the Board of Trustees of the NMF Trust.  This Agreement and all other necessary trust action on the part of the NMF Trust and the Acquiring Fund, executed and delivered by the NMF Trust, on its own behalf and with respect to the Acquiring Fund, constitute legal, valid and binding obligations enforceable against the NMF Trust, on its own behalf and with respect to the Acquiring Fund, in accordance with the terms of this Agreement, subject as to enforcement to the effect of bankruptcy, insolvency, reorganization, arrangements among creditors, moratorium, fraudulent transfer or conveyance, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(h) Neither the NMF Trust nor the Acquiring Fund is under the jurisdiction of a Court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(i) The books and records of or relating to the Acquiring Fund (if any), including all books and records required to be maintained under the rules and regulations of the 1940 Act and the Code, made available to the Target Fund and/or its counsel are true and correct in all material respects and contain no material omissions with respect to the business and operations of the NMF Trust and the Acquiring Fund.

(j) The Acquiring Fund, a series of the NMF Trust, was duly constituted in accordance with the applicable provisions of the NMF Declaration of Trust and the 1940 Act and other applicable law.

(k) The Acquiring Fund has elected to be treated as a RIC for federal income tax purposes under Part I of Subchapter M of the Code.  The Acquiring Fund (i) is a “fund” as defined in Section 851(g)(2) of the Code; (ii) has qualified for treatment as a RIC for each taxable year since its inception ending before the Closing and will maintain such qualification at all times through the Closing; (iii) for each such taxable year (or portion thereof) has been eligible to compute its federal income tax under Section 852 of the Code; (iv) has not had any earnings or profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply; and (v) the consummation of the transaction contemplated by this Agreement will not cause the Acquiring Fund to fail to be qualified as a RIC as of the Closing.  The Acquiring Fund has not changed its taxable year end since its inception and it does not intend to change its taxable year end prior to the Closing.  The Acquiring Fund has not had at any time since its inception (and will not have as of the Closing Date) any material tax liability under Sections 852 or 4982 of the Code for any period ended on or before the Closing Date.

(l) The NMF Trust has adopted and implemented written policies and procedures in accordance with Rule 38a-1 under the 1940 Act and such policies and procedures have been appropriately tailored to address the business of the Acquiring Fund.

(m) The current prospectus and statement of additional information filed as part of the NMF Trust’s registration statement on Form N-1A, insofar as they relate to the Acquiring Fund and the Acquiring Fund Shares (the “NMF Trust Registration Statement”), conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the

Commission thereunder and do not include any untrue statement of a material fact or omit to state any material fact required to be stated in the NMF Trust Registration Statement or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(n) The Acquiring Fund currently is in compliance in all material respects with the applicable investment policies and restrictions set forth in the Acquiring Fund’s prospectus and statement of additional information.  To the best of the Acquiring Fund’s knowledge, the value of the net assets of the Acquiring Fund currently is determined, and since its organization has been determined, using portfolio valuation methods that comply in all material respects with the requirements of the 1940 Act and the rules and regulations of the Commission thereunder and the pricing and valuation policies of the Acquiring Fund, each as of such time that the applicable rules, regulations or policies were in effect, or the Acquiring Fund has taken any action necessary to remedy any prior failure to use such valuation methods that comply in all material respects with such laws, rules, regulations or policies.  There have been no known miscalculations of the net asset value of the Acquiring Fund or the NAV of the Acquiring Fund which would have a material adverse effect on the Acquiring Fund at the time of this Agreement or on the Acquiring Fund’s properties or assets at the time of this Agreement.

(o) The financial statements appearing in the Acquiring Fund’s Annual Report to Shareholders for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP, copies of which have been delivered to the Target Fund, and any subsequent unaudited financial statements of the Acquiring Fund provided to the Target Fund prior to the Closing, fairly present the financial position of the Acquiring Fund as of the date indicated, and the results of its operations for the period indicated, in conformity with generally accepted accounting principles applied on a consistent basis (with the exception, in the case of the unaudited financial statements, of the omission of footnotes).

(p) All information provided or identified in writing by the Acquiring Fund to the Target Fund in response to formal due diligence requests relating to the Acquiring Fund are true and correct in all material respects and contain no material misstatements or omissions with respect to the operation of the Acquiring Fund as of the date hereof.

(q) Since the last day of the Acquiring Fund’s most recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, obligations or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Target Fund.  For the purposes of this subparagraph, distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business.

(r) The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its shares of common stock, including, but not limited to, those related to shareholder cost basis reporting pursuant to Sections 1012, 6045, 6045A and 6045B of the Code and related Treasury regulations, and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all Taxes required to be withheld, and is not liable for any penalties which could be imposed thereunder.

(s) The Acquiring Fund has not been granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax return that is outstanding, nor has any request for such waiver or consent been made with respect to any such Taxes or Tax return.

6.	Representations and Warranties by the Target Fund and the NMF Trust

The Target Fund and the NMF Trust, with respect to the Acquiring Fund, each represents and warrants to the other, that:

(a) Except as disclosed in its currently effective prospectus as of the Closing, there are no legal, administrative or other proceedings or investigations against it, or, to its knowledge, threatened against it, that would materially affect its financial condition or its ability to consummate the transactions contemplated by this Agreement.

(b) All information provided to the Target Fund by the NMF Trust, insofar as it relates to the NMF Trust and the Acquiring Fund, and by the Target Fund to the NMF Trust, insofar as it relates to the Target Fund, for inclusion in, or transmittal with, the registration statement on Form N-14 (the “Registration Statement”), which includes a proxy statement/prospectus (the “Proxy Statement/Prospectus”), with respect to this Agreement pursuant to which approval of the Reorganization by vote of the Target Fund’s shareholders will be sought, as of the effective date of the Registration Statement, the date of the meeting of the shareholders of the Target Fund and at the Effective Date of the Reorganization, (i) complies, and will comply in all material respects, with the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act and the rules and regulations thereunder, and (ii) does not, and will not, contain any untrue statement of a material fact, or omit to state a material fact required to be stated in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) Except in the case of the Target Fund with respect to the approval of this Agreement and the Reorganization by vote of the Target Fund’s shareholders, no consent, approval, authorization or order of any court or governmental authority, or of any other person or entity, is required by the parties for the consummation of the transactions contemplated by this Agreement, except as may be required by the 1933 Act, the 1934 Act, the 1940 Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), state securities laws, Maryland corporation laws or Delaware statutory trust laws (including, in the case of each of the foregoing, the rules and regulations thereunder).

7.	Covenants of the Target Fund

(a) The Target Fund covenants to operate the business of the Target Fund in the ordinary course between the date of this Agreement and the Closing; it being understood that such ordinary course of business will include customary dividends, shareholder purchases and redemptions, and such selling and purchasing of securities and other changes as are contemplated by the Target Fund’s normal operations.

(b) The Target Fund will call a meeting of shareholders of the Target Fund to be held prior to the Closing to consider and act upon this Agreement and the transactions contemplated herein, and will take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

(c) The Target Fund undertakes that it will not acquire Acquiring Fund Shares for the purpose of making distributions thereof other than to the Target Fund’s shareholders.

(d) The Target Fund covenants that by the time of the Closing, all of the Target Fund’s federal and other Tax returns and reports required by law to be filed on or before the Closing, shall have been filed and all federal and other Taxes (if any) shown as due on said returns shall have either been paid or, if not yet due, adequate liability reserves shall have been provided for the payment of such Taxes; provided, however, if any of the income Tax returns (e.g., Form 1120-RIC) required to be filed by the Target Fund for its fiscal year ended October 31, 2018 have not been filed by the Closing, the Target Fund shall prepare and timely file with the relevant taxing authorities all such returns and the Target Fund shall make available to the NMF Trust drafts of such returns at least one week prior to filing such returns.

(e) The Target Fund will at, or as promptly as practicable following the Closing provide the NMF Trust with:

(i) A statement of the respective adjusted tax basis of all investments to be transferred by the Target Fund to the Acquiring Fund;

(ii) A copy of any other Tax books and records of the Target Fund necessary for purposes of preparing any Tax returns, schedules, forms, statements or related documents (including, but not limited to, any income, excise or information returns, as well as any transfer statements (as described in Sections 1.6045A-1 and 1.6045B-1(a) of the Treasury regulations)) required by law to be filed by the Acquiring Fund after the Closing;

(iii) A copy (which may be in electronic form) of the shareholder ledger accounts of the Target Fund, including, without limitation,

(A) the name, address and taxpayer identification number of each shareholder of record,

(B) the number of shares of common stock held by each shareholder,

(C) the dividend reinvestment elections applicable to each shareholder,

(D) the backup withholding certifications (e.g., IRS Form W-9) or foreign person certifications (e.g., IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8IMY), notices or records on file with the Target Fund with respect to each shareholder, and

(E) such information as the NMF Trust may reasonably request concerning Target Fund shares or Target Fund shareholders in connection with Acquiring Fund’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A and 6045B of the Code and related Treasury regulations following the Closing.

for all of the shareholders of record of the Target Fund’s shares as of the Close of Business on the Valuation Date who are to become holders of the Acquiring Fund as a result of the transfer of assets that is the subject of this Agreement (the “Target Fund Shareholder Documentation”), certified by its transfer agent or its President or its Vice President to the best of his or her knowledge and belief; and

(iv) Copies of all FASB ASC 740-10-25 (formerly, FIN 48) work papers and supporting statements pertaining to the Target Fund.

(f) As promptly as practicable, but in any case within sixty (60) calendar days after the date of Closing, the Target Fund shall furnish the NMF Trust a statement of earnings and profits of the Target Fund for U.S. federal income tax purposes that will be carried over by the Target Fund pursuant to Section 381 of the Code.

(g) The Target Fund shall cause to be mailed to each shareholder of record of the Target Fund the Proxy Statement/Prospectus.

(h) The Target Fund shall supply to the NMF Trust, at the Closing, the statement of the assets and liabilities described in Section 4(g) of this Agreement in conformity with the requirements described in such Section.  In addition, the Target Fund shall supply a schedule of portfolio investments as of the Valuation Date.  The schedule of portfolio investments will present fairly the portfolio investments of the Target Fund as of the Valuation Date in conformity with generally accepted accounting principles applied on a consistent basis.  The statement of assets and liabilities and schedule of portfolio investments shall be certified by the treasurer of the Target Fund, to the best of his or her knowledge, as being in conformity with generally accepted accounting principles applied on a consistent basis.

(i) As soon as is reasonably practicable after the Closing, the Target Fund will distribute to its shareholders the Acquiring Fund Shares received at the Closing, as set forth in Section 1(a) hereof.

(j) The Target Fund agrees that the acquisition of all Assets and Liabilities of the Target Fund by the NMF Trust, on behalf of the Acquiring Fund, includes any right of action against current and former service providers of the Target Fund, such right to survive for the statute of limitation of any such claim.  For the avoidance of all doubt, the Target Fund hereby assigns to the NMF Trust all rights, causes of action, and other claims against third parties relating to the Target Fund, whether known or unknown, contingent or non-contingent, inchoate or choate, or otherwise.

(k) The Target Fund shall cause the liquidation and termination of the Target Fund to be effected in the manner provided in the Target Fund Material Agreements in accordance with applicable law and that on or after the Effective Date of the Reorganization, the Target Fund shall not conduct any business except in connection with its liquidation and termination.

(l) It is the intention of the parties to the Reorganization that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  The Target Fund shall not take any action or cause any action to be taken (including, without limitation, the filing of any Tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) For the period beginning at the Effective Date of the Reorganization and ending no less than six (6) years thereafter, the Target Fund shall, at no cost or expense to the NMF Trust, be listed as an "insured fund" under the directors and officers and errors and omissions liability insurance policies (the "Insurance Policy") insuring the present and former directors and officers of the Target Fund (the "Target Fund Directors and Officers") against liabilities and expenses arising out of claims, actions or proceedings asserted or threatened against them in their respective capacities for the Target Fund.  The Insurance Policy shall provide the Target Fund Directors and Officers with coverage equivalent to that provided to the Target Fund’s directors and officers under the insurance policies from time to time in effect with respect to the Target Fund and its directors and officers generally, and shall provide for the payment of any claims of liability covered under such Insurance Policy against the Target Fund Directors and Officers with respect to the Target Fund made after the Effective Date of the Reorganization but only with respect to actions or omissions occurring prior to the Effective Date of the Reorganization.

(n) Any reporting responsibility of, or with respect to, the Target Fund including, but not limited to, the responsibility for filing of regulatory reports, Tax returns, or other documents with the Commission, any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Target Fund.

8.	Covenants of the NMF Trust

(a) The NMF Trust covenants to operate the business of the Acquiring Fund in the ordinary course between the date of this Agreement and the Closing; it being understood that such ordinary course of business will include customary dividends, shareholder purchases and redemptions, and such selling and purchasing of securities and other changes as are contemplated by the Acquiring Fund’s normal operations.

(b) The NMF Trust covenants that the Acquiring Fund Shares to be issued and delivered to the Target Fund pursuant to the terms of Section 1(a) hereof shall have been duly authorized as of the Closing and, when so issued and delivered, shall be registered under the 1933 Act, validly issued, fully paid and non-assessable, and no shareholder of the Acquiring Fund shall have any statutory or contractual preemptive right of subscription or purchase in respect thereof.

(c) The NMF Trust will prepare and file with the Commission the Registration Statement, which includes the Proxy Statement/Prospectus, and will use its best efforts to provide that such Registration Statement becomes effective as promptly as practicable; provided, however, that the NMF Trust will not file the Registration Statement prior to (i) providing a copy of the Registration Statement to BNYM Adviser in substantially the same form that such Registration Statement will be filed with the Commission, and (ii) obtaining written approval from BNYM Adviser to file the Registration Statement with the Commission.

(d) The NMF Trust, on behalf of the Acquiring Fund, will use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing.

(e) It is the intention of the parties to the Reorganization that the Reorganization will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Neither the NMF Trust nor the Acquiring Fund shall take any action or cause any action to be taken (including, without limitation, the filing of any Tax return) that is inconsistent with such treatment or results in the failure of the Reorganization to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

9.	Conditions Precedent to be Fulfilled by the Target Fund and the NMF Trust

The respective obligations of the Target Fund and the NMF Trust to effectuate this Agreement and the Reorganization hereunder shall be subject to the following respective conditions:

(a) That (i) all the representations and warranties of the other party contained herein shall be true and correct in all material respects as of the Closing with the same effect as though made as of and at such date; (ii) the other party shall have performed all obligations required by this Agreement to be performed by it at or prior to the Closing; and (iii) the other party shall have delivered to such party a certificate to the foregoing effect signed by the President or Vice President and by the Secretary or equivalent officer of the party.

(b) That each party shall have delivered to the other party a copy of the resolutions approving this Agreement adopted by the Board of Directors or Board of Trustees, as applicable, of the party delivering the copy, and certified by the Secretary, Assistant Secretary, or equivalent officer of the party delivering the copy.

(c) That the Commission shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted nor threatened to institute any proceeding seeking to enjoin the consummation of the reorganization contemplated hereby under Section 25(c) of the 1940 Act, and no other legal, administrative or other proceeding shall be instituted or threatened that would materially and adversely affect the financial condition of either party or would prohibit the transactions contemplated hereby.

(d) That this Agreement, the Reorganization and the transactions contemplated hereby for the Target Fund shall have been approved by the appropriate action of the shareholders of the Target Fund at an annual or special meeting or any adjournment or postponement thereof.

(e) That all required consents of other parties and all other consents, orders and permits of federal, state and local authorities (including those of the Commission and of state securities authorities, including any necessary “no-action” positions or exemptive orders from such federal and state authorities) to permit consummation of the transaction contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a material adverse effect, or the risk thereof, on the assets and properties of the Target Fund and/or Acquiring Fund.

(f) That prior to or at the Closing, the Target Fund and the NMF Trust shall each receive an opinion from Stradley Ronon Stevens & Young, LLP (“Stradley Ronon”) satisfactory to both parties to the effect that, provided the acquisition contemplated hereby is carried out in accordance with the applicable laws of the State of Maryland and the State of Delaware, the terms of this Agreement and in accordance with customary representations provided by the NMF Trust and the Target Fund in certificates delivered to Stradley Ronon, as to the Acquiring Fund and the Target Fund:

(i) The acquisition by the Acquiring Fund of all of the Assets of the Target Fund, as provided for in this Agreement, in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund,

followed by the distribution by the Target Fund to its shareholders of Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Target Fund and the Acquiring Fund each will be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

(ii) Pursuant to Section 361(a) and Section 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund;

(iii) Pursuant to Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Liabilities of the Target Fund;

(iv) Pursuant to Section 361(c)(1) of the Code, no gain or loss will be recognized by the Target Fund upon the distribution of Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation pursuant to this Agreement;

(v) Pursuant to Section 362(b) of the Code, the tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer;

(vi) Pursuant to Section 1223(2) of the Code, the holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund;

(vii) Pursuant to Section 354(a) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares solely for Acquiring Fund Shares (including fractional shares to which they may be entitled).

(viii) Pursuant to Section 358(a)(1) of the Code, the aggregate tax basis of Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will be the same as the aggregate tax basis of Target Fund shares exchanged therefor;

(ix) Pursuant to Section 1223(1) of the Code, the holding period of Acquiring Fund Shares received by each shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will include the holding period of Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange; and

(x) The Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of the Target Fund described in Section 381(c) of the Code as if there had been no Reorganization.

(g) That each of the Registration Statement and the NMF Trust Registration Statement with respect to the Acquiring Fund Shares to be delivered to the Target Fund’s shareholders in accordance with Section 1(a) hereof shall have become effective, and no stop order suspending the effectiveness of the Registration Statement or NMF Trust Registration Statement with respect to the Acquiring Fund Shares or any amendment or supplement thereto, shall have been issued prior to the Closing or shall be in effect at the Closing, and no proceedings for the issuance of such an order shall be pending or threatened on that date.

(h) That the Acquiring Fund Shares to be delivered in accordance with Section 1(a) hereof shall be eligible for sale by the NMF Trust with the securities commission or agency of each state or other jurisdiction of the United States with which such eligibility is required in order to permit the Shares lawfully to be delivered to the shareholders of the Target Fund.

(i) That the NMF Trust and the Acquiring Fund shall have received in form reasonably satisfactory to the NMF Trust and the Acquiring Fund at the Closing an opinion of Proskauer Rose LLP (“Proskauer”), counsel to the Target Fund, which opinion will be subject to certain qualifications reasonably satisfactory to the NMF Trust and the Acquiring Fund, substantially to the effect that:

(i) Assuming due authorization, execution and delivery by the NMF Trust, on behalf of the Acquiring Fund, and assuming that the Registration Statement complies with the 1933 Act, the 1934 Act and the 1940 Act, this Agreement is a valid and legally binding obligation of the Target Fund, enforceable against the Target Fund in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors or secured parties generally and general principles of equity;

(ii) The execution and delivery by the Target Fund of this Agreement did not, and the consummation by the Target Fund of the transactions contemplated pursuant to this Agreement will not, result in a violation of the express terms of any Target Fund Material Agreement or, to the knowledge of such counsel, result in the acceleration of any obligation, or the imposition of any penalty, under any such Target Fund Material Agreement, or any judgment or decree know to such counsel to which the Target Fund is a party or by which it is or its property is bound under the express terms thereof;

(iii) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Maryland is required for the consummation by the Target Fund of the transactions contemplated pursuant to this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under the securities or blue sky laws of the various states (as to which such counsel need express no opinion);

(iv) To the knowledge of such counsel without investigation, there is no legal, administrative or governmental proceeding, investigation, order, decree or judgment of any court or governmental body, only insofar as they relate to the Target Fund or its assets or properties, pending or overtly threatened in writing on or before the effective date of the Registration Statement or the Closing Date that is required to be described in the Registration Statement or to be filed as an exhibit to the Registration Statement that is not described or filed as required; and

(v) The Target Fund is registered with the Commission as an investment company under the 1940 Act, and, to the knowledge of such counsel, no order has been issued or proceeding instituted to suspend such registration.

(j) That the NMF Trust and the Acquiring Fund shall have received in form reasonably satisfactory to the NMF Trust and the Acquiring Fund at the Closing an opinion of Venable LLP, Maryland counsel to the Target Fund (together with Proskauer, "Target Fund Counsel"), which opinion will be subject to certain qualifications reasonably satisfactory to the NMF Trust and the Acquiring Fund, substantially to the effect that:

(i) The Target Fund is a corporation duly incorporated and existing under, and by virtue of, the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland, and has the power to own all of its properties and assets and to carry on its business as a registered investment company as described in its current registration statement on Form N-1A;

(ii) The execution and delivery by the Target Fund of this Agreement has been duly authorized by all requisite corporate action; and

(iii) The execution and delivery by the Target Fund of this Agreement did not, and the consummation by the Target Fund of the transactions contemplated pursuant to this Agreement will not, violate the Target Fund Articles or Target Fund Bylaws.

In providing the opinions set forth in this Section 9(i)(a) and (b), Target Fund Counsel (i) may rely as to the factual matters, exclusively and without independent verification, on the representations and warranties made in this Agreement, which each Target Fund Counsel may treat as representations and warranties made to it, and in separate letters address to such counsel and (ii) may rely upon officers’ certificates and certificates of public officials.

(k) That the Target Fund shall have received an opinion of Stradley Ronon at the Closing, in form satisfactory to the Target Fund (which opinion will be subject to certain qualifications satisfactory to the Target Fund), to the effect that:

(i) The NMF Trust is a statutory trust validly created and validly existing in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and to carry on its business as a registered investment company as described in its current registration statement on Form N-1A, and that the Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the NMF Certificate, NMF Declaration of Trust and NMF Bylaws;

(ii) This Agreement has been duly authorized, executed, and delivered by the NMF Trust, with respect to the Acquiring Fund, and, assuming due authorization, execution and delivery of this Agreement by the Target Fund and assuming that the

Registration Statement complies with the 1933 Act, the 1934 Act and the 1940 Act, is a valid and legally binding obligation of the NMF Trust, on behalf of the Acquiring Fund, enforceable against the NMF Trust, with respect to the Acquiring Fund, in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles;

(iii) Acquiring Fund Shares to be delivered to the Target Fund as provided for by this Agreement are duly authorized and upon such delivery will be validly issued and outstanding and, assuming receipt by the Acquiring Fund of the consideration contemplated hereby, fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive right of subscription or purchase in respect thereof;

(iv) The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, violate the NMF Trust’s Certificate of Trust, the NMF Declaration of Trust or the NMF Bylaws, or result in a violation of the express terms of any provision of any NMF Material Agreement, or, to the knowledge of such counsel, result in the acceleration of any obligation, or the imposition of any penalty, under any such NMF Material Agreement, or any judgment or decree known to such counsel to which the NMF Trust or the Acquiring Fund is a party or by which any of them is bound under the express terms thereof;

(v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for the consummation by the NMF Trust, on behalf of the Acquiring Fund, of the transactions contemplated pursuant to this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under the securities or blue sky laws of the various states (as to which such counsel need express no opinion); and

(vi) To the knowledge of such counsel without investigation, there is no legal, administrative or governmental proceeding, investigation, order, decree or judgment of any court or governmental body, only insofar as they relate to the Acquiring Fund or its assets or properties, pending or overtly threatened in writing on or before the effective date of the Registration Statement or the Closing Date that is required to be described in the Registration Statement or to be filed as an exhibit to the Registration Statement that is not described or filed as required.

In connection with the foregoing, it is understood that Stradley Ronon may reasonably rely upon the representations made in this Agreement as well as certificates of officers of the NMF Trust.

(l) The Target Fund shall have delivered to the Acquiring Fund (a) information concerning the tax basis and holding period of the Target Fund in all securities transferred to Acquiring Fund; (b) the Target Fund Shareholder Documentation; (c) all FASB ASC 740-10-25 (formerly, FIN 48) work papers; and (d) the Tax books and records of the Target Fund for purposes of preparing any Tax returns required by law to be filed after the Effective Date of the Reorganization.

(m) The NMF Trust, on behalf of the Acquiring Fund, has obtained the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to continue its operations after the Closing.

(n) The Target Fund shall have declared and paid a distribution or distributions prior to the Closing that, together with all previous distributions, shall have the effect of distributing to its shareholders (A) all of Target Fund’s investment company taxable income (determined without regard to any deductions for dividends paid) for the taxable year ended prior to the Closing Date and all of such investment company taxable income for the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date; (B) all of Target Fund’s net capital gain recognized in its taxable year ended prior to the Closing Date and all of any such net capital gain recognized in the short taxable year beginning on the first day of its current taxable year and ending on the Closing Date (in each case after reduction for any capital loss carryover); and (C) at least ninety (90) percent of the excess, if any, of a Target Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ended prior to the Closing Date and at least ninety (90) percent of such net tax-exempt income for such final taxable year.

10.	Fees and Expenses; Other Agreements

(a) The NMF Trust represents and warrants to the Target Fund, and the Target Fund represents and warrants to the NMF Trust, that no brokers or finders or other entities are entitled to receive any payments in connection with the transactions described in this Agreement.

(b) Neither the NMF Trust nor the Target Fund shall be responsible for the expenses of entering into and carrying out the provisions of this Agreement.  Rather, the expenses of entering into and carrying out the provisions of this Agreement, whether or not consummated, including, but not limited to, any and all taxes in connection with the delivery of the Assets, including all applicable federal, state, and foreign stock transfer stamps and/or financial transaction taxes, the preparation and filing of the Registration Statement, registration of the Acquiring Fund Shares, delivery of and solicitation of approval of Target Fund shareholders to the Reorganization pursuant to the Registration Statement, any printing and mailing fees, fees of accountants and attorneys, and the costs of holding the Target Fund’s shareholder meeting and soliciting proxies, shall be borne by NFA, BNYM Adviser and Mellon pursuant to terms mutually agreed to by NFA, BNYM Adviser, and Mellon.

11.	Termination; Waiver; Order

(a) Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Reorganization abandoned at any time (whether before or after approval thereof by the shareholders of the Target Fund) prior to the Closing as follows:

(i) by mutual consent of the Target Fund and the NMF Trust;

(ii) by the NMF Trust if any condition precedent to its obligations set forth in Section 9 has not been fulfilled or waived by the NMF Trust as of the Closing, or if it reasonably appears that any condition precedent to the obligations of the NMF Trust set forth in Section 9 will not or cannot be met as of the Closing; or

(iii) by the Target Fund if any condition precedent to its obligations set forth in Section 9 has not been fulfilled or waived by the Target Fund as of the Closing, or if it reasonably appears that any condition precedent to the obligations of the Target Fund set forth in Section 9 will not or cannot be met as of the Closing.

(b) If the transactions contemplated by this Agreement have not been consummated by the later of September 30, 2020 or ninety (90) days after the date of the final shareholder meeting at which approval of this Agreement is voted upon by the shareholders of the Target Fund, this Agreement shall automatically terminate on such later date, unless a later date is agreed to by both the Target Fund and the NMF Trust.

(c) In the event of termination of this Agreement pursuant to the provisions hereof, the same shall become void and have no further effect, and there shall not be any liability on the part of either the Target Fund or the NMF Trust or persons who are their trustees, officers, agents or shareholders in respect of this Agreement.

(d) At any time prior to the Closing, any of the terms or conditions of this Agreement may be waived by either the Target Fund or the NMF Trust, respectively (whichever is entitled to the benefit thereof).  Such waiver shall be in writing and authorized by an officer of the waiving party.  The failure of either party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  Notwithstanding anything herein to the contrary, neither the Target Fund nor the Acquiring Fund may waive the shareholder approval requirement with respect to the Reorganization.

(e) The respective representations, warranties and covenants contained in Sections 4-8 hereof, other than those set forth in Sections 7(i) and 7(j), shall expire with, and be terminated by, the consummation of the Reorganization, and neither the Target Fund nor the NMF Trust, nor any of their officers, directors, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing, provided that this section shall not limit any covenant contained herein that by its terms contemplates performance after closing.  This provision shall not protect any officer, director, trustee, agent or shareholder of the Target Fund or the NMF Trust against any liability to the entity for which that officer, director, trustee, agent or shareholder so acts or to its shareholders to which that officer, director, trustee, agent or shareholder would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties in the conduct of such office.

(f) If any order or orders of the Commission with respect to this Agreement shall be issued prior to the Closing and shall impose any terms or conditions that are determined by action of the Board of Directors of the Target Fund or the Board of Trustees of the NMF Trust to be acceptable, such terms and conditions shall be binding as if a part of this Agreement without further vote or approval of the shareholders of the Target Fund, unless such further vote is required by applicable law or by mutual consent of the parties.

(g) In the event of the termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to this Section 11, this Agreement shall become void and have no effect except that Sections 10(b), 11(d), and 11(g) shall survive any termination of this Agreement.

12.	Liability of the NMF Trust

(a) Each party acknowledges and agrees (i) that all obligations of the NMF Trust under this Agreement are binding only with respect to the Acquiring Fund; (ii) that any liability of the NMF Trust under this Agreement with respect to the Acquiring Fund, or in connection with the transactions contemplated herein with respect to the Acquiring Fund, shall be discharged only out of the assets of the Acquiring Fund; (iii) that no other series of the NMF Trust or the NMF Trust generally shall be liable with respect to this Agreement or in connection with the transactions contemplated herein; and (iv) that the Target Fund shall not seek satisfaction of any such obligation or liability from the shareholders of the NMF Trust, the trustees, officers, employees or agents of the NMF Trust, or any of them.

(b) [Reserved]

13.	Cooperation and Exchange of Information

(a) The NMF Trust and the Target Fund will provide each other and their respective representatives with such cooperation, assistance and information as either of them reasonably may request of the other in: (i) filing any Tax returns, amended return or claim for refund; (ii) determining a liability for Taxes or a right to a refund of Taxes; (iii) requesting a closing agreement or similar relief from a Taxing authority; (iv) participating in or conducting any audit or other proceeding in respect of Taxes; or (v) in determining the financial reporting of any Tax position.  Each party or their respective agents will retain for a period of six (6) years following the Closing all returns, schedules and work papers and all material records or other documents relating to Tax matters and financial reporting of Tax positions of the Target Fund and Acquiring Fund for its taxable period first ending after the Closing and for prior taxable periods for which the party is required to retain records as of the Closing.

(b) Any reporting responsibility of the Target Fund is and shall remain the responsibility of the Target Fund including, without limitation, responsibility for (i) preparing and filing Tax returns of the Target Fund relating to tax periods ending on or prior to the date of the Closing (whether due before or after the Closing); and (ii) preparing and filing other documents with the Commission, any state securities commission, and any federal, state or local tax authorities or any other relevant regulatory authority that is the responsibility of the Target Fund under applicable law, except as otherwise is mutually agreed by the parties.

(c) The Acquiring Fund shall receive certificates following the Closing, promptly upon reasonable request, from the principal executive officer and principal financial officer, or persons performing similar functions, of the Target Fund to the effect that such principal executive officer and principal financial officer, or persons performing similar functions, of the Target Fund have concluded that, based on their evaluation of the effectiveness of the Target Fund’s disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act), to the best of their knowledge, the design and operation of such procedures were effective to provide reasonable assurance that information provided by the Target Fund to the NMF Trust with respect to the Target Fund’s operations prior to the Closing that is required to be disclosed by the NMF Trust on Forms N-CEN, N-PORT and N-CSR for the period from November 1, 2018 through the Closing Date, which Forms will include information relating to the Target Fund, was recorded, processed, summarized, and reported within the time periods specified in the Commission’s rules and forms with respect to the Target Fund’s operations prior to the Closing, and that there have been no changes in the Target Fund’s internal control over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act) that occurred since November 1, 2018 that have materially affected, or are reasonably likely to materially affect, the Target Fund’s internal control over financial reporting during the relevant periods.

14.	Entire Agreement and Amendments

This Agreement embodies the entire agreement between the Target Fund and the NMF Trust, on behalf of the Acquiring Fund, and there are no agreements, understandings, restrictions, or warranties between such parties other than those set forth herein or herein provided for.  This Agreement may be amended only by mutual consent of the parties in writing.  Neither this Agreement nor any interest herein may be assigned without the prior written consent of the other parties.

15.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute but one instrument.

16.	Notices

Any notice, report, or demand required or permitted by any provision of this Agreement shall be in writing and shall be deemed to have been given if delivered or mailed, first class postage prepaid, addressed to the following addresses:

To the Target Fund:

BNY Mellon Growth and Income Fund, Inc.
c/o BNY Mellon Investment Adviser, Inc.
240 Greenwich Street, 18th Floor
New York, NY 10286
Attention: Legal Department

To the NMF Trust:

Nationwide Mutual Funds

One Nationwide Plaza, 5-02-210

Columbus, OH 43215

Attention: General Counsel

To BNYM Adviser:

240 Greenwich Street, 18th Floor
New York, NY 102806
Attention: Legal Department

To Mellon Investments Corporation:

BNY Mellon Center

201 Washington Street, 14th Floor

Boston, MA 02108

Attention: Client Service Manager

To NFA:

Nationwide Fund Advisors

One Nationwide Plaza, 5-02-210

Columbus, OH 43215

Attention: General Counsel

17.	Governing Law

This Agreement shall be governed by and carried out in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws.

18.	Effect of Facsimile or Electronic Signature

A facsimile or electronic (e.g., PDF) signature of an authorized officer of a party hereto on this Agreement and/or any transfer document shall have the same effect as if executed in the original by such officer.

19.	Publicity

Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein will be made at such time and in such manner as the parties mutually shall agree in writing, provided that nothing herein shall prevent either party from making such public announcements as may be required by applicable law, in which case the party issuing such statement or communication shall advise the other party prior to such issuance.

20.	Confidentiality

(a) The parties will hold, and will cause their board members, officers, employees, representatives, agents and affiliated persons to hold, in strict confidence, and not disclose to any other person, and not use in any way except in connection with the transactions herein contemplated, without the prior written consent of the other party, all confidential information obtained from the other party in connection with the transactions contemplated by this Agreement, except such information may be disclosed: (i) to governmental or regulatory bodies, and, when necessary, to any other person in connection with the obtaining of consents or waivers as contemplated by this Agreement; (ii) if required by court order or decree or applicable law; (iii) if it is publicly available through no act or failure to act of such party; (iv) if it was already known to such party on a non-confidential basis on the date of receipt; (v) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (vi) if it is otherwise expressly provided for herein.

(b) In the event of a termination of this Agreement, the parties agree that they, along with their board members, employees, representative agents and affiliated persons, shall, and shall cause their affiliates to, except with the prior written consent of the other party, keep secret and retain in strict confidence, and not use for the benefit of itself or themselves, nor disclose to any other persons, any and all confidential or proprietary information relating to the other party and their related parties and affiliates, whether obtained through their due diligence investigation, this Agreement or otherwise, except such information may be disclosed: (i) if required by court order or decree or applicable law; (ii) if it is publicly available through no act or failure to act of such party; (iii) if it was already known to such party on a non-confidential basis on the date of receipt; (iv) during the course of or in connection with any litigation, government investigation, arbitration, or other proceedings based upon or in connection with the subject matter of this Agreement, including, without limitation, the failure of the transactions contemplated hereby to be consummated; or (v) if it is otherwise expressly provided for herein.

21.	Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the Target Fund and the NMF Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf by its duly authorized officers, all as of the day and year first-above written.

BNY Mellon Growth and Income Fund, Inc.

By:	/s/ Jeff Prusnofsky
Name:	Jeff Prusnofsky
Title:	Vice President and Assistant Secretary

Nationwide Mutual Funds, on behalf of Nationwide Dynamic U.S. Growth Fund

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

Solely for purposes of Section 10
Nationwide Fund Advisors

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

Solely for purposes of Section 10
BNY Mellon Investment Adviser, Inc.

By:	/s/ Renee LaRoche-Morris
Name:	Renee LaRoche-Morris
Title:	President

Solely for purposes of Section 10
Mellon Investments Corporation

By:	/s/ Des MacIntyre
Name:	Des MacIntyre
Title:	Chairman & CEO